Exhibit 5.1

30 April 2020

To:	Board of Directors

Seagate Technology plc

38/39 Fitzwilliam Square

Dublin 2

D02 NX53

Ireland

Re:	Seagate Technology plc

Form S-8 Registration Statement

Ladies and Gentlemen,

1.	Basis of Opinion

1.1

We act as Irish counsel to Seagate Technology public limited company, registered number 480010, a public company limited by shares, incorporated under the laws of Ireland, with its registered office at 38/39 Fitzwilliam Square, Dublin 2 (the “Company”), in connection with the registration statement on Form S-8 to be filed with the United States Securities and Exchange Commission (the “SEC”) on the date hereof (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to up to 12,100,000 ordinary shares with nominal value US$0.00001 per share of the Company (the “Shares”) that may be issued under the Amended and Restated Seagate Technology public limited company 2012 Equity Incentive Plan (the “Plan”).

1.2

This Opinion is confined to and given in all respects on the basis of the laws of Ireland in force as at the date hereof as currently applied by the courts of Ireland. We have made no investigations of and we express no opinion as to the laws of any other jurisdiction or the effect thereof. In particular, we express no opinion on the laws of the European Union as they affect any jurisdiction other than Ireland. We have assumed without investigation that insofar as the laws of any jurisdiction other than Ireland are relevant, such laws do not prohibit and are not inconsistent with any of the obligations or rights expressed in the Plan Documents (as defined in the Schedule) or the transactions contemplated thereby.

1.3	This Opinion is also strictly confined to:

(a)	the matters expressly stated herein and is not to be read as extending by implication or otherwise to any other matter;

(b)	the Plan Documents (and no other documents whatsoever) and

(c)	the Searches listed at paragraph 1.7 below, and is subject to the assumptions and qualifications set out below.

1.4

We express no opinion, and make no representation or warranty, as to any matter of fact or in respect of any documents which may exist in relation to the Plan or the Shares other than the Plan Documents.

1.5

In giving this Opinion, we have relied upon the Corporate Certificate (as defined in the Schedule to this Opinion) and the Searches (as defined below) and we give this Opinion expressly on the terms that no further investigation or diligence in respect of any matter referred to in the Corporate Certificate or the Searches is required of us.

1.6	For the purpose of giving this Opinion, we have examined and relied on copies of the Plan Documents sent to us by email in pdf or other electronic format.

1.7	For the purpose of giving this Opinion, we have caused to be made legal searches against the Company on 30 April 2020 (together the “Searches”):

(a)

on the file of the Company maintained by the Irish Registrar of Companies in Dublin for returns of allotments, special resolutions amending the memorandum and articles of association of the Company (the “Constitution”) and notice of the appointment of directors and secretary of the Company and for the appointment of any receiver, examiner or liquidator;

(b)	in the Judgments Office of the High Court for unsatisfied judgments, orders, decrees and the like for the twelve years immediately preceding the date of the search; and

(c)	in the Central Office of the High Court in Dublin for any proceedings and petitions filed in respect of the Company.

1.8

This Opinion is governed by and is to be construed in accordance with the laws of Ireland (as interpreted by the courts of Ireland at the date hereof). This Opinion speaks only as of its date. We assume no obligation to update this Opinion at any time in the future or to advise you of any change in law or change in interpretation of law which may occur after the date of this Opinion.

2.	Opinion

Subject to the assumptions and qualifications set out in this Opinion and to any matters not disclosed to us, we are of the opinion that:

2.1	The Company is a public company limited by shares, is duly incorporated and validly existing under the laws of Ireland and has the requisite corporate authority to issue the Shares.

2.2

When the Shares have been issued (and, if required, paid for in cash) pursuant to and in accordance with the terms and conditions referred to or summarised in the applicable resolutions and the Plan and any applicable award agreements or enrolment form, the Shares will be validly issued, fully paid up and non-assessable (which term means when used herein that no further sums are required to be paid in by the holders thereof in connection with the issue of the Shares).

3.	Assumptions

For the purpose of giving this Opinion we assume the following, without any responsibility on our part if any assumption proves to have been untrue as we have not verified independently any assumption:

The Registration Statement and the Plan

3.1

when filed with the SEC, the Registration Statement will not differ in any material respect from the drafts that we have examined and that the Registration Statement will have become effective under the Securities Act;

3.2

that Shares issued pursuant to any awards under the Plan will be paid up in consideration of the receipt by the Company prior to, or simultaneously with, the issue of such Shares of cash at least equal to the nominal value of such Shares and any premium required to be paid up on the Shares pursuant to their terms of issue and that where Shares are issued under the Plan without the requirement for the payment of cash consideration by or on behalf of the relevant beneficiary, then such shares shall either be fully paid up by the Company or one of its subsidiaries within the time permitted by Section 1027(1) of the Companies Act 2014 (as amended) (the “Companies Act”) (and, in the case of the Company or a subsidiary incorporated in Ireland, in a manner permitted by sections 82(6) and 1043(1) of the Companies Act or issued for consideration as set out in section 1028(2) of the Companies Act);

3.3	that the filing of the Registration Statement with the SEC has been authorised by all necessary actions under applicable laws other than Irish law;

3.4

that the exercise of any options and rights granted under the Plan and the issue of Shares upon exercise of such options and rights (and the issue of the Shares in connection with any other awards granted under the Plan) will be conducted in accordance with the terms and procedures described in the Plan and the applicable award agreement or enrolment form;

3.5	that the Company will comply with the reservation of Shares set forth in the Plan and adopted by the Board;

3.6

that as at the time of the allotment and issuance of the Shares, such allotment and issuance shall not be in contravention or breach of any agreement, undertaking, arrangement, deed or covenant affecting the Company or to which the Company is a party or otherwise bound or subject;

3.7	that the Company has sufficient authorised but unissued share capital to allot and issue the required number of Shares to be delivered to the recipients of any awards granted under the Plan;

3.8

that, at the time of the allotment and issuance of the Shares, the authority of the Company and the directors of the Company to allot and issue the Shares, as provided for in the Companies Act and the Constitution, is in full force and effect and that the statutory pre-emption rights have been disapplied in respect of any allotment and issuance of the Shares;

3.9

that the Company will continue to renew its authority to allot and issue the Shares in accordance with the terms and conditions set out in the Constitution and the Companies Act and that, where such authority has not been renewed, the Company will not allot or issue the Shares after such authority has expired;

3.10	that from the date of the board resolutions set out in Schedule 2, no other corporate or other action has been taken by the Company to amend, alter or repeal those resolutions;

Authenticity and bona fides

3.11

the completeness and authenticity of all documents submitted to us as originals or copies of originals (and in the case of copies, conformity to the originals of such copies), genuineness of all signatories (electronic or otherwise), stamps and seals thereon; that any signatures (electronic or otherwise) are the signatures of the persons who they purport to be, that each witness to a signature actually witnessed that signature, and that each original was executed in the manner appearing on the copy;

3.12

where incomplete Plan Documents have been submitted to us or signature pages only have been supplied to us for the purposes of issuing this Opinion, that the originals of such Plan Documents correspond in all respects with the last draft of the complete Plan Documents submitted to us;

3.13

that the Plan Documents will be executed in a form and content having no material difference to the drafts provided to us, will be delivered by the parties thereto, and that the terms thereof will be observed and performed by the parties thereto;

3.14

that the copies produced to us of minutes of meetings and/or of resolutions correctly record the proceedings at such meetings and/or the subject matter which they purport to record and that any meetings referred to in such copies were duly convened, duly quorate and held, that those present at any such meetings were entitled to attend and vote at the meeting and acted bona fide throughout, that no further resolutions have been passed or corporate or other action taken which would or might alter the effectiveness thereof and that such resolutions have not been amended or rescinded and are in full force and effect;

3.15

that there is, at the relevant time of the allotment and issuance of the Shares, no matter affecting the authority of the directors to allot and issue the Shares, not disclosed by the Constitution or the resolutions produced to us, which would have any adverse implications in relation to the opinions expressed in this Opinion;

3.16

the Constitution amended on 19 October 2016 is the current constitution of the Company, is up to date and has not been amended or superseded and that there are no other terms governing the Shares other than those set out in the Constitution;

Accuracy of searches and warranties

3.17

the accuracy and completeness of the information disclosed in the Searches and that such information is accurate as of the date of this Opinion and has not since the time of such search been altered. It should be noted that (a) the matters disclosed in the Searches may not present a complete summary of the actual position on the matters we have caused searches to be conducted for, (b) the position reflected by the Searches may not be fully up-to-date (and this risk may be higher while emergency measures introduced by the Irish Government in light of the COVID-19 pandemic remain in place);and (c) searches at the Irish Companies Registration Office do not necessarily reveal whether or not a prior charge has been created or a resolution has been passed or a petition presented or any other action taken for the winding-up of, or the appointment of a receiver or an examiner to, the Company or its assets and, accordingly, it is assumed that the Searches correctly reflect that (i) no receiver, liquidator or examiner or other similar officer has been appointed in relation to the Company or any of its assets or undertakings; (ii) no petition for the making or a winding-up order or the appointment of an examiner or any similar officer has been presented in relation to the Company; (iii) no insolvency proceedings have been opened or been requested to be opened in relation to the Company; and (iv) the Company is as at the date of this Opinion able to pay its debts as they fall due within the meaning of sections 509(3) and 570 of the Companies Act;

3.18	the truth, completeness and accuracy of all representations and statements as to factual matters contained in the Plan Documents; and

Commercial Benefit

3.19

that the Plan Documents have been entered into for bona fide commercial purposes, on arm’s length terms and for the benefit of each party thereto and are in those parties’ respective commercial interests and for their respective corporate benefit.

4.	Disclosure

This Opinion is addressed to you in connection with the registration of the Shares with the SEC. We hereby consent to the inclusion of this Opinion as an exhibit to the Registration Statement to be filed with the SEC and any amendments thereto. In giving this consent, we do not thereby admit that we are in a category of person whose consent is required under Section 7 of the Securities Act.

Yours faithfully,

/s/ Arthur Cox

ARTHUR COX

SCHEDULE

Plan Documents

1.	A copy of the form of the Registration Statement to be filed by the Company with the SEC;

2.	A copy of the Plan;

3.

A copy of the form of the Executive Performance Unit Agreement, Restricted Share Unit Agreement (Outside Directors), Restricted Share Unit Agreement and Option Agreement in respect of grants made under the Plan;

4.	A copy of the shareholders’ resolution of the Company regarding the transfer and assumption of the Seagate Technology 2004 Stock Compensation Plan (as amended) by the Company dated 1 July 2010;

5.	A copy of the resolutions of the board of directors of the Company regarding the approval of the Plan dated 27 July 2011;

6.	A copy of the resolutions of the board of directors of the Company regarding the approval of the Plan dated 22/23 July 2014;

7.	A copy of the resolutions of the board of directors of the Company regarding the approval of the Plan dated 25/26 July 2016;

8.

A certified copy extract of the resolutions of a meeting of the board of directors of the Company dated 29/30 July 2019 at which it approved, among other things: (i) the increase in the number of Shares available for issuance under the Plan; (ii) the approval of the filing of the Registration Statement with the SEC; and (iii) the registration of the Shares;

9.	A corporate certificate of the Secretary of the Company dated 30 April 2020 (the “Corporate Certificate”);

10.	A copy of the Constitution in the form adopted by resolution of the shareholders of the Company at annual general meeting on 19 October 2016;

11.	A copy of the Certificate of Incorporation of the Company dated 22 January 2010; and

12.	A copy of the Certificate of Incorporation of Change of Name of the Company dated 22 February 2010.